Exhibit (a)(2)

Form of Election to Participate

OPTION EXCHANGE PROGRAM
ELECTION TO PARTICIPATE

PARTICIPATION INSTRUCTIONS:

On the attached form: (1) select the grants you elect to exchange, (2) sign this form, and (3) deliver it to VeriSign Stock Administration in person, via interoffice mail, fax to (650) 426-3335, or by mail to VeriSign, Inc., Stock Administration, Attn: Linda Hart, 487 East Middlefield Road, Mountain View, California 94043, as soon as possible, but in any event, before 9:00 p.m., Pacific Time, on December 26, 2002. You can deliver this form in person at the following locations:

Mountain View Site: Linda Hart Manager, Stock Administration 487 East Middlefield Road, Room #21053 Mountain View, CA 94043 (650) 426-3412 (o) (650) 426-3335 (fax)	Northern Virginia Sites: David Pomponio Director, Employee Programs 21345 Ridgetop Circle, Room 1147 Dulles, VA 20166 (703) 948-4562 (o)	Olympia, Washington Site: Jamie Schultz Director, Human Resources 4501 Intelco Loop SE PO Box 2909 Olympia, WA 98507 (360) 493-6193 (o)

Kansas City, Kansas Site: Denise Hedrick HR Consultant 7400 West 129th Street Overland Park, KS 66213 (913) 814-6206 (o)	Savannah, Georgia Site: Erin Sheldon HR Consultant 222 W Oglethorpe Avenue, 2nd Floor Savannah, GA 31401 (912) 557-4156 (o)

YOU WILL RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT FROM
VERISIGN, INC. STOCK ADMINISTRATION PROMPTLY AFTER RECEIPT OF YOUR ELECTION TO PARTICIPATE

I am an employee of VeriSign. I have received the Offer to Exchange. I may cancel any unexercised options under the VeriSign, Inc. 2001 Stock Incentive Plan (the “2001 Plan”). By canceling these options, I will be granted a new option(s) no earlier than the date that is six months and one day following the date VeriSign cancels the option(s) accepted for exchange (the “new option grant date”), provided that I am still employed by VeriSign on that date. The number of shares granted in my new option(s) will depend on the exercise price of the option(s) I elected to cancel under the Option Exchange Program, as set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events that may occur during the exchange period:

Current Exercise Price of Cancelled Option	Number of Shares Subject to Cancelled Options	Number of Shares Subject to New Options
$24.99 or less	1	1.000
$25.00 to $49.99	1	0.500
$50.00 or more	1	0.400

The exercise price of the new option(s) will be equal to the closing sale price of our common stock as reported on the Nasdaq National Market on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date). The new option(s) will be vested as explained in the Offer to Exchange.

My employment with VeriSign is on an at-will basis and nothing in the Option Exchange Program modifies or changes that, and if my employment with VeriSign or one of its subsidiaries is terminated by me or VeriSign voluntarily, involuntarily, or for any reason or no reason, before my new option(s) are granted, I will not have a right to any stock option(s) that were previously cancelled, and I will not have a right to the grant that I would have been eligible to receive on the new option grant date or any other consideration in exchange for the cancelled option. In the event of a change of control of VeriSign occurring before the new option grant date, it is possible that I will not receive a new option(s), securities of the surviving corporation or other consideration in exchange for my cancelled option(s).

Except for the exercise price, the terms and conditions of the new option(s) will be substantially similar to the cancelled option(s).

I will not be eligible to receive any other stock option(s) until the new option grant date.

Under certain circumstances stated in the Offer to Exchange, VeriSign may terminate or amend the Option Exchange Program and postpone its acceptance and cancellation of any option(s) elected for exchange. In such event, I understand that the option(s) delivered with this Election to Participate but not accepted for exchange will be returned to me.

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Option Exchange Program Option Status As of November 27, 2002	VeriSign, Inc. 487 East Middlefield Road Mountain View, CA 94043-5203

Name

ID

☐	I elect to participate as indicated below (please check only the option grants that you elect to exchange and cancel):

Number	Option Date	Plan	Type	Granted	Price	Exchange Ratio	New Options to be Granted
[ ]
[ ]
[ ]

The selected options will become null and void on the date VeriSign accepts my options for exchange.

This election is entirely voluntary.

☐	I decline to participate in the Option Exchange Program

Please return your signed form to VeriSign Stock Administration for your office location NO LATER THAN 9:00 p.m. Pacific Time on December 26, 2002.

I have received the Offer to Exchange documents and the Election to Participate. This Election to Participate cannot be revoked after 9:00 p.m. Pacific Time on December 26, 2002.

Date	Signature